Exhibit 10.01f

FORM OF 2009

PERFORMANCE AWARD

UNDER THE

2002 PRAXAIR, INC.

LONG TERM INCENTIVE PLAN

Effective as of February 24, 2009 (the “Date of Grant”), [                    ] (the “Participant”) is hereby granted the following Performance Award under the 2002 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Affiliates and Subsidiaries are collectively referred to herein as “Praxair”. In the event of any conflict between this Award and the Plan, the Plan shall control.

1.	Award of Performance Share Units. The Participant is hereby granted a Performance Award of [ ] notional “Performance Share Units” (the “Award”). A Performance Share Unit is a bookkeeping entry which is intended to be equal in value to a single share of Company Stock. For purposes of this Award, [ ] Performance Share Units is considered the Participant’s “Target Amount.” Except as otherwise provided herein, the payment due in settlement of the Participant’s vested Award shall be made in the form of shares of Company Stock, with the number of shares payable determined by reference to the Company’s cumulative earnings per share (“EPS”) growth for the three-year period commencing on January 1, 2009 and ending on December 31, 2011 (the “Performance Period”) as set forth below. For purposes of this Award, EPS shall be determined on the basis of the Company’s Net Income, as described in the Praxair, Inc. Plan for Determining Performance-Based Awards under Section 162(m) (the “Praxair 162(m) Plan”), divided by the diluted number of shares of Company Stock then outstanding. The diluted number of shares outstanding is computed in accordance with FASB Statement No. 128, Earnings per Share (or any successor statement thereto), and reported in the Company’s quarterly and annual Consolidated Financial Statements and the related Notes.

2.	Vesting of Award; Treatment upon Termination of Service.

a.	Vesting Generally. Except as otherwise provided in this Section 2, this Award shall vest on the third anniversary of the Date of Grant, provided that: (i) the Participant has remained continuously employed by Praxair at all times from the Date of Grant through the third anniversary of the Date of Grant; and (ii) the Company’s cumulative EPS growth for the Performance Period meets the minimum threshold performance target for payout set forth in Section 3.a. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.a.

b.	Death or Disability. Notwithstanding any provision of this Section 2 to the contrary, if after the Date of Grant, but prior to the third anniversary of the Date of Grant:

(i)	the Participant’s employment by Praxair terminates by reason of the Participant’s death; or

(ii)	the Participant becomes Totally and Permanently Disabled while employed by Praxair;

this Award shall become immediately vested and payment with respect to such vested Award shall be determined and made in accordance with Section 3.b. For purposes of this Award, a Participant shall be “Totally and Permanently Disabled” if the Participant is determined by Praxair to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

c.	Termination by Action of Praxair Other than for Cause, or Termination After Attaining Certain Age and Service Requirements. Notwithstanding any provision of this Section 2 to the contrary, in the event the Participant’s employment by Praxair terminates after the first anniversary of the Date of Grant, but prior to the third anniversary of the Date of Grant, by reason of the Participant’s:

(i)	termination of employment by action of Praxair other than for cause; or

(ii)	termination of employment with Praxair, other than for cause, after: (a) attaining age 65; (b) attaining age 62 and completing at least ten (10) years of employment with Praxair; or (c) having accumulated 85 points, where each year of the Participant’s age and each year of employment with Praxair, count for one point, this Award shall vest on the third anniversary of the Date of Grant, provided that the Company’s cumulative EPS growth for the Performance Period meets the minimum threshold performance target for payout set forth in Section 3.a. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.a.

d.	Change in Control of the Company. Notwithstanding any provision of this Section 2 to the contrary, this Award shall become immediately vested upon the occurrence of a Change in Control of the Company prior to the third anniversary of the Date of Grant, and payment with respect to such vested Award shall be determined and made in accordance with Section 3.c.

e.	Materially Adverse and Unforeseen Market Conditions. Notwithstanding any provision of this Section 2 to the contrary, in the event that upon the completion of the Performance Period, it is determined by the Committee that the Company’s cumulative EPS growth for the Performance Period:

(i)	does not meet the minimum threshold performance target for payout set forth in Section 3.a as a result of materially adverse and unforeseen market conditions beyond the control of the Company and its employees, officers and directors occurring during the Performance Period; and

(ii)	exceeds the average cumulative earnings per share growth for the companies included in the Materials Sector (Global Industry Classification Standard 15) of the S&P 500 index for the same Performance Period;

then, to the extent not previously vested pursuant to Sections 2.b. or 2.d., or forfeited in connection with the Participant’s termination of employment with Praxair pursuant to Section 2.f.(i), this Award shall vest on the third anniversary of the Date of Grant unless otherwise determined by the Committee in its sole discretion, and payment with respect to such vested Award will be made in accordance with Section 3.d.

f.	Forfeiture of Award.

(i)	In the event the Participant’s employment with Praxair terminates for any reason other than those specifically set forth in Sections 2.b. or 2.c. prior to the third anniversary of the Date of Grant and before the occurrence of a Change in Control of the Company, this Award shall be immediately forfeited.

(ii)	Absent the occurrence of a Change in Control of the Company occurring prior to the third anniversary of the Date of Grant, and to the extent not previously forfeited pursuant to Section 2.f.(i), this Award shall be immediately forfeited as of the end of the Performance Period if either: (1) the Company’s cumulative EPS growth for the Performance Period does not meet the minimum threshold performance target for payout set forth in Section 3.a and the Committee determines that Section 2.e. does not apply; or (2) the Committee determines that Section 2.e. does apply but exercises its discretion pursuant to such Section not to vest the Award.

(iii)	In the event this Award is forfeited for any reason, no payment shall be made in settlement of the Award.

3.	Payment of Vested Award.

a.	Determination of Amount of Payment. Except as otherwise provided in this Section 3, the number of shares of Company Stock payable in settlement of the Participant’s vested Award shall be determined by reference to the Company’s cumulative EPS growth for the Performance Period in accordance with the table below, and may range from 0% to 150% of the Participant’s Target Amount. Each Performance Share Unit is equivalent to one share of Company Stock. Payouts will be interpolated if the cumulative EPS growth attained for the Performance Period falls between the Threshold and Maximum percentages specified in the table, and will be rounded down to the nearest whole number of shares. The payment of shares pursuant to this Section 3.a. will be made as soon as practicable after the date the Award becomes vested, but in no event later than March 15, 2012.

Cumulative EPS Growth For Performance Period	EPS Target (based on January 1, 2009 EPS of $[ ])	Payout as Percentage of Target Amount
[ ]%	$[ ] or less	[ %]

b.

Determination of Amount of Payment Following Death or Total and Permanent Disability. In the event the Participant becomes vested in this Award by reason of his or her death or Total and Permanent Disability in accordance with Section 2.b., this Award shall be settled by payment of a number of shares of Company Stock equal to the Participant’s Target Amount as soon as practicable following the date the Award becomes vested, but in no event later than March 15th of the year following the year in which the Award becomes vested.

c.	Determination of Amount of Payment Following a Change in Control of the Company. In the event the Participant becomes vested in this Award as the result of the occurrence of a Change in Control of the Company in accordance with Section 2.d., this Award shall be settled by payment of the Participant’s Target Amount as soon as practicable after the occurrence of such Change in Control, but in no event later than March 15th of the year following the year in which the Change in Control of the Company occurred. Notwithstanding any provision of this Award to the contrary, any amounts paid in settlement of this Award pursuant to this Section 3.c. shall be paid in shares of Company Stock or such other form having a value equivalent to the Participant’s Target Amount, as may be authorized by the Committee in its sole discretion.

d.	Determination of Amount of Payment Following Materially Adverse and Unforeseen Market Conditions. In the event this Award becomes vested as the result of materially adverse and unforeseen market conditions pursuant to Section 2.e., this Award shall be settled by payment of a number of shares of Company Stock equal to 50% of the Participant’s Target Amount as soon as practicable after the date the Award becomes vested, but in no event later than March 15, 2012.

4.	Other Terms and Conditions. It is understood and agreed that the Award of Performance Share Units evidenced hereby is subject to the following terms and conditions:

a.	Rights of Participant. The Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of shares of Stock in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends.

b.	No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Praxair nor shall this Award interfere with the right of Praxair to terminate the Participant’s employment.

c.	No Right to Future Awards. The selection of recipients of Performance Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate Praxair to provide the Participant, any future Performance Award or other award under the Plan or otherwise.

d.	Transferability. The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber this Award.

e.	Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (a) constitute a conflict of interest with Praxair, (b) be prejudicial to Praxair’s interests, or (c) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, Praxair’s applicable policies, or the Participant’s terms and conditions of employment.

5.	Tax Withholding. Where required by law, no later than the date of payment of the Award, the Participant shall pay to Praxair an amount sufficient to allow Praxair to satisfy its tax withholding obligations applicable to the Award. To this end, the Participant shall either:

a.	pay Praxair the amount of tax to be withheld (including through payroll withholding);

b.	deliver to Praxair other shares of Company Stock owned by the Participant prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Participant for more than six (6) months or were not acquired, directly or indirectly, from the Company;

c.	make a payment to Praxair consisting of a combination of cash and such shares of Stock; or

d.	request that Praxair cause to be withheld a number of shares of Stock otherwise due the Participant hereunder having a then fair market value sufficient to discharge all applicable withholding taxes (but no greater than such amount).

6.	Qualified Performance-Based Compensation. It is intended that all payments under this Award constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Praxair 162(m) Plan. This Award is to be construed and administered in a manner consistent with such intent.

7.	References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

8.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

By:
Sally A. Savoia
Vice President, Human Resources